                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO.         )*
                                         ---------

                          CASE OLE RESTAURANTS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                 14712P 10 4
                  --------------------------------------------
                                 (CUSIP Number)


        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 5 pages

CUSIP No.  14712P 10 4



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                               Forehand Family Partnership, Ltd.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) /X/
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                United States
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                   312,016 (see item 4)
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   -0-
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                   312,016 (see item 4)
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     -0-
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                     312,016
--------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


                                Not applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                                     8.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


                                      PN
--------------------------------------------------------------------------------




                              Page 2 of 5 pages

ITEM 1.

      (a)  NAME OF ISSUER:

           CASA OLE RESTAURANTS, INC.

      (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           1135 Edgebrook
           Houston, Texas 77034


ITEM 2.

      (a)  NAME OF PERSON FILING:

           Forehand Family Partnership Ltd.

      (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE,
           RESIDENCE:

           1135 Edgebrook
           Houston, Texas 77034

      (c)  CITIZENSHIP:

           United States

      (d)  TITLE OF CLASS OF SECURITIES:

           Common Stock, par value $.01 per share

      (e)  CUSIP NUMBER:

           14712P 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

      (a)  [ ]   Broker or Dealer registered under section 15 of the Act
      (b)  [ ]   Bank as defined in section 3(a)(6) of the Act
      (c)  [ ]   Insurance Company as defined in section 3(a)(19) of the Act
      (d)  [ ]   Investment Company registered under section 8 of the
                 Investment Company Act

        (e)   [ ]    Investment Adviser registered under section 203 of the
                     Investment Advisers Act of 1940
        (f)   [ ]    Employee Benefit Plan, Pension Fund which is subject to
                     the provisions of the Employee Retirement Income Security
                     Act of 1974 or Endowment Fund; see Section
                     240.13d-1(b)(1)(ii)(F)
        (g)   [ ]    Parent Holding Company, in accordance with Section
                     240.13d-1(b)(1)(ii)(G) (Note:  See Item 7)
        (h)   [ ]    Group, in accordance with Section
                     240.13d-1(b)(1)(ii)(H)

ITEM 4.   OWNERSHIP:

        (a)  AMOUNT BENEFICIALLY OWNED:  312,016(1)

        (b)  PERCENT OF CLASS:  8.7%(1)

        (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                (i)     SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                                312,016(1)

                (ii)    SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                                -0-

                (iii)   SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                                312,016(1)

                (iv)    SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                                -0-


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

---------------

(1) The Forehand Family Partnership Ltd. (the "Partnership") is a Texas limited partnership established in 1996. Mr. Larry N. Forehand, the sole managing general partner of the Partnership, transferred 312,016 shares of Common Stock of Casa Ole Restaurants, Inc. to the Partnership in December 1996.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
          ANOTHER PERSON:

          Not applicable.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
          WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
          PARENT HOLDING COMPANY:

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP:

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not applicable.

ITEM 10.  CERTIFICATION:

          Not applicable.


     SIGNATURE.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.



Dated: February 5, 1997

                              FOREHAND FAMILY PARTNERSHIP LTD.


                              By:   /s/ Larry N. Forehand
                                   ------------------------------
                              Printed Name: Larry N. Forehand
                              Title: Managing General Partner